Exhibit 99

FOR IMMEDIATE RELEASE                        Contact:  Coleman S. Hicks
                                                          781-890-0400


     OAK INDUSTRIES INC. ANNOUNCES CLOSING ON SALE OF $100 MILLION
          OF 4 7/8% CONVERTIBLE SUBORDINATED NOTES DUE 2008

   WALTHAM, MA, February 25, 1998 -- Oak Industries Inc. (NYSE:OAK) today announced that it had closed the sale of its previously announced issue of $100 million of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes"). The Notes are convertible into common stock of the Company at a conversion price of $38.66 per share, representing an initial conversion premium of approximately 27% over the closing price on February 19, 1998.
   The Notes will be not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act's registration requirements.
   This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.
   Oak Industries is a leading manufacturer of highly engineered components that it designs and sells to manufacturers and service providers in the communications and selected other industries.